Exhibit 99

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Earnings for Third Quarter of 2005

ALLENTOWN, Pa. (Nov. 1, 2005) ― PPL Corporation (NYSE: PPL) today announced reported earnings per share of $0.51 for the third quarter of 2005. Excluding an unusual charge for the previously announced, off-site cleanup of an ash basin leak at PPL’s Martins Creek coal-fired power plant in eastern Pennsylvania, per share earnings from ongoing operations in the quarter were $0.56, an increase of nearly 8 percent over a year ago and a third-quarter record for PPL. This increase was due primarily to much-improved electricity delivery revenue in Pennsylvania.

PPL also reaffirmed its 2005 forecast of $2.00 to $2.10 per share in earnings from ongoing operations, which excludes unusual items, as well as its 2006 earnings forecast of $2.15 to $2.25 per share.

Reflecting the third-quarter unusual charge of $0.05 per share related to the Martins Creek leak, PPL has lowered its 2005 forecast of reported earnings per share to $1.73 to $1.83 per share.

"Our company’s strong electricity delivery performance in the third quarter, despite lower energy margins due to increased fuel and purchased power costs in our supply business, underscores the value of PPL’s integrated business model," said William F. Hecht, PPL’s chairman and chief executive officer. Hecht said delivery sales of electricity in Pennsylvania increased by more than 7 percent in the third quarter of 2005 compared to a year ago, due in part to warmer weather.

Quarterly Earnings Summary

PPL’s reported earnings per share for the third quarter of 2005 declined by 2 percent. PPL recorded a pre-tax charge of $33 million in the third quarter of 2005 in connection with the current estimate of costs associated with the Martins Creek leak. Of this amount, $29 million, or $19 million after taxes, which is $0.05 per share, relates to expected costs for off-site assessment and cleanup of the leak and is considered an unusual charge. The $4 million balance of the total third-quarter charge, which is $3 million after taxes, or $0.01 per share, relates to on-site costs and affects both reported earnings and earnings from ongoing operations.

PPL’s per share earnings from ongoing operations, which exclude this unusual charge, increased by about 8 percent in the third quarter of 2005, compared to a year ago.

(Dollars in millions, except for per share amounts)

	3Q 2005	3Q 2004	% Change
Reported Earnings	$197	$196	+0.5%
Reported Earnings per Share (EPS)	$0.51	$0.52	-1.9%
Earnings from Ongoing Operations	$216	$196	+10.2%
Per Share Earnings from Ongoing Operations	$0.56	$0.52	+7.7%

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items. The reconciliation tables at the end of this news release provide a detailed description of all unusual items for all time frames. Per share amounts from prior periods have been adjusted to reflect PPL’s 2-for-1 common stock split completed in August 2005.

Year-to-Date Earnings Summary

PPL’s reported earnings per share for the first nine months of 2005 decreased by about 9 percent, compared to a year ago, reflecting the impact of unusual charges.

In addition to the $0.05 per share charge for the Martins Creek leak, PPL has recorded the following previously announced after-tax charges in 2005: $27 million, or $0.07 per share, in the first quarter related to a PJM Interconnection, L.L.C. billing dispute; $5 million, or $0.01 per share, in the first quarter related to accelerated amortization of certain stock-based compensation awarded in prior years; $6 million, or $0.02 per share, in the first quarter related to settlement of the NorthWestern Corporation litigation; and $47 million, or $0.12 per share, in the second quarter related to the sale of the Sundance power plant in Arizona. During the same period of 2004, PPL recorded unusual items with a net benefit of $0.02 per share.

PPL’s per share earnings from ongoing operations for the first nine months of 2005 increased by more than 11 percent, compared to a year ago.

(Dollars in millions, except for per share amounts)
	Year to date Sept. 2005	Year to date Sept. 2004	% Change
Reported Earnings	$493	$521	-5.4%
Reported Earnings per Share (EPS)	$1.29	$1.42	-9.2%
Earnings from Ongoing Operations	$597	$513	+16.4%
Per Share Earnings from Ongoing Operations	$1.56	$1.40	+11.4%

12-Month Ended Earnings Summary

For the 12-month period ended Sept. 30, 2005, PPL’s reported earnings per share declined by more than 12 percent, compared to a year ago. During this period, the company recorded unusual charges totaling $0.27 per share. During the same 12-month period ended Sept. 30, 2004, PPL recorded unusual items with a net benefit to reported earnings of $0.12 per share.

PPL’s per share earnings from ongoing operations for the 12-month period ended Sept. 30, 2005, increased by more than 7 percent compared to a year ago.

Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the third quarter and for the first nine months of 2005, compared to the same periods of 2004.

	3rd Quarter		Year to Date
	2005	2004	2005	2004
	(per share)		(per share)

Earnings from ongoing operations

Supply	$0.34	$0.39	$0.82	$0.88
Pennsylvania Delivery	0.13	0.03	0.34	0.15
International Delivery	0.09	0.10	0.40	0.37
Total	$0.56	$0.52	$1.56	$1.40

Unusual Items

Supply	$(0.05)	-	$(0.20)	$(0.02)
Pennsylvania Delivery	-	-	(0.07)	-
International Delivery	-	-	-	0.04
Total	$(0.05)	$-	$(0.27)	$0.02

Reported earnings

Supply	$0.29	$0.39	$0.62	$0.86
Pennsylvania Delivery	0.13	0.03	0.27	0.15
International Delivery	0.09	0.10	0.40	0.41
Total	$0.51	$0.52	$1.29	$1.42

Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy marketing and generation operations of PPL Energy Supply. This segment’s reported earnings per share for the third quarter of 2005 and for the first nine months of 2005 were lower than comparable periods in 2004. Reported earnings per share for this segment for the third quarter of 2005 were negatively affected by the $0.05 per share unusual charge for the Martins Creek leak. Reported earnings per share for this segment during the first nine months of 2005 were negatively affected by this $0.05 charge and by other previously announced unusual after-tax charges totaling $0.15 per share.

PPL’s supply business segment’s per share earnings from ongoing operations for the third quarter of 2005 were lower than those for the same period in 2004. This decrease was primarily due to lower energy margins in the Eastern United States because of higher fuel and purchased power expenses, and higher operation and maintenance expenses due to the timing of outages in 2005 compared to 2004. These negative earnings drivers were partially offset by unrealized gains on options purchased by PPL to economically hedge the risk associated with synfuel tax credits, linked with the recent increase in oil prices.

PPL’s supply business segment’s per share earnings from ongoing operations for the first nine months of 2005 also were lower than those for the same period in 2004. This decrease was primarily due to higher operation and maintenance expenses because of more planned power plant outages this year than in 2004, dilution from increased shares outstanding, and lower energy margins in the Western U.S. These negative earnings drivers were partially offset by higher synfuel earnings due to higher production volumes and the unrealized gains on options purchased by PPL to economically hedge the risk associated with synfuel tax credits.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities. Reported earnings per share in the third quarter of 2005 for this segment more than quadrupled, compared to a year ago. Since no unusual items were recorded in PPL’s Pennsylvania delivery business segment during the third quarter of 2005 or 2004, per share earnings from ongoing operations were equal to reported earnings per share. The key positive earnings drivers were the 7.1 percent increase in distribution rates and transmission charges effective Jan. 1, 2005, and increased demand due in part to warmer weather. The Pennsylvania delivery business segment also benefited from a $0.02 per share deferral of previously recorded expenses related to severe ice storms that hit PPL Electric’s service territory in January 2005. This deferral followed an accounting order from the Pennsylvania Public Utility Commission allowing the utility to seek recovery of a portion of the storms’ costs in a future rate proceeding.

For the first nine months of 2005, reported earnings per share for PPL’s Pennsylvania delivery business segment nearly doubled, compared to a year ago. During this period, this business segment recorded a previously announced after-tax charge of $0.07 per share related to the PJM billing dispute. Excluding this unusual item, per share earnings from ongoing operations for this business segment during the first nine months of 2005 more than doubled compared to a year ago. This increase was due primarily to the increase in distribution rates and transmission charges effective Jan. 1, 2005, and to increased demand.

International Delivery Segment
PPL’s international delivery business segment primarily includes investments in electric distribution companies in the United Kingdom and Latin America. Reported earnings per share for this segment in the third quarter of 2005 were lower compared to the third quarter of 2004. Higher electricity delivery margins in the United Kingdom, resulting from an incentive revenue award from the regulator for outstanding customer service, and an improved customer mix were more than offset by lower pension income and higher local taxes.

Since no unusual items were recorded in PPL’s international delivery business segment during the third quarters of 2005 or 2004, per share earnings from ongoing operations were equal to reported earnings per share.

For the first nine months of 2005, reported earnings per share for PPL’s international delivery business segment declined by 2 percent compared to a year ago. Per share earnings from ongoing operations for this business segment during the same period of 2005 increased by more than 8 percent, compared to a year ago. No unusual items were recorded during this period in 2005. Unusual items netting to $0.04 per share benefited this business segment’s reported earnings during the 2004 period. Key positive earnings drivers for the 2005 period were higher electricity delivery margins in the United Kingdom, lower U.S. taxes due to greater utilization of foreign tax credits from the United Kingdom, and positive foreign currency exchange rates in the United Kingdom. These positive drivers were partially offset by lower pension income.

Earnings Forecast by Business Segment

Per Share Earnings from Ongoing Operations	2004 (actual)	2005 (forecast)
		Low	High

Supply	$1.16	$1.00	$1.06
Pennsylvania Delivery	0.22	0.47	0.49
International Delivery	0.49	0.53	0.55
Total	$1.87	$2.00	$2.10

Balance of 2005
PPL expects some of the same factors that have affected each of its three business segments during 2005 to continue through the fourth quarter of the year. PPL’s 2005 forecast of $2.00 to $2.10 per share in earnings from ongoing operations reflects the projected costs associated with the previously announced outages at the Martins Creek coal-fired plant and the Susquehanna nuclear plant.

2006 Earnings Forecast
PPL reaffirmed its 2006 earnings forecast of $2.15 to $2.25 per share from ongoing operations. PPL expects its supply business segment to provide about 60 percent of the corporation’s per share earnings from ongoing operations with the balance evenly distributed between its Pennsylvania delivery and international delivery segments.

Supply Segment
PPL is projecting higher energy margins for its supply business segment in 2006 primarily driven by the 8.4 percent increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier. Higher generation output and higher wholesale prices on PPL’s unsold generation also are expected to improve energy margins. These benefits will be partially offset by increased fuel and transportation expenses and higher purchased power costs. The 2006 supply business segment earnings also are expected to be affected by higher operation and maintenance expenses, due to higher pension and employee benefit costs, and the uncertainty around synfuel tax credits, due to higher oil prices.

Pennsylvania Delivery Segment
PPL projects the Pennsylvania delivery business segment will have flat delivery revenues in 2006 due to a combination of projected modest load growth and higher than normal sales in 2005 as a result of unusually warm weather. This business segment is also expected to have increased operation and maintenance expenses, due to higher pension and employee benefit costs.

International Delivery Segment
PPL projects that its international delivery business segment will experience flat delivery margins in 2006, primarily due to the scheduled March 31 expiration of an incentive revenue award from the regulator, increased operation and maintenance expenses, due primarily to higher pension costs at PPL’s electricity distribution companies in the United Kingdom, and unfavorable currency effects in 2006.

Credit Profile and Liquidity Position

Hecht said PPL continues to strengthen its credit profile while maintaining its solid liquidity position.

PPL’s equity to total capitalization ratio as of Sept. 30, 2005, was 39 percent, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of Sept. 30, 2005, was 54 percent. The adjusted ratio for Sept. 30, 2005, excludes $955 million of transition bonds and $2.2 billion of debt of international affiliates, which are non-recourse to PPL. The company expects these ratios to be essentially the same at year-end 2005.

At Sept. 30, 2005, PPL had $1.9 billion of available capacity under its $2.8 billion of bank credit facilities. The following table reflects PPL’s projected cash flows for 2005 and its actual cash flows for 2004. The 2004 amounts include $123 million in proceeds from the sale of PPL’s minority interest in a Chilean energy holding company, and the 2005 amounts include $190 million in proceeds from the sale of PPL’s Sundance plant in Arizona.

2005 Forecast of Cash Flow
(millions of dollars)		2005 (forecast)	2004 (actual)

Cash from operations		$1,375	$1,437
Plus:	Proceeds from asset sales	190	123
		1,565	1,560
Less:	Transition bond repayments	265	254
	Capital expenditures	870	734
	Dividends - common & preferred	350	299

Free cash flow		$80	$273

Several key factors impacted the change in cash from operations between periods. In 2004, cash from operations included a federal income tax refund, and cash payments for income taxes are expected to be higher in 2005 than in 2004. In addition, reductions in projected international cash from operations, as a result of increased pension fund contributions, negatively affected cash flow in 2005. Partially offsetting these items are projected higher 2005 revenues in PPL’s Pennsylvania electricity delivery business as a result of the increase in distribution rates and transmission charges effective Jan. 1, 2005.

PPL’s projection of increased capital expenditures in 2005 is primarily due to more planned maintenance outages at the company’s generation plants in 2005 than in 2004 and increased investments in environmental equipment at those plants. PPL also expects increased capital expenditures by its domestic and international delivery businesses in 2005 to support system reliability. In the United Kingdom, the regulator has included the cost of capital expenditures in the determination of revenues that PPL’s electricity delivery businesses can receive.

As previously announced, PPL is installing sulfur dioxide scrubbers at two of its power plants in Pennsylvania. The scrubbers at both units of PPL’s Montour coal-fired power plant and at Unit 3 of its Brunner Island coal-fired power plant are expected to be in service during 2008. The company also plans to install a scrubber at Units 1 and 2 of the Brunner Island plant in 2009. PPL has received its air permit and has started construction of the Montour scrubbers. PPL expects to have air permits for the Brunner Island scrubbers around mid-2006, with construction scheduled to start shortly thereafter.

PPL plans to finance the $1.5 billion of pollution-control equipment as part of its overall capital expenditure program with cash from operations and, when necessary, the issuance of debt securities. The company has no plans to issue any common stock during this period to fund its capital expenditure program.

Future Outlook

Hecht said the company believes its strategy will result in a compound annual growth rate in per share earnings of 6 percent to 7 percent through 2010. In addition, PPL’s previously announced dividend policy provides for PPL to grow its common stock dividend at a rate that exceeds the projected growth rate in per share earnings from ongoing operations until the dividend payout ratio reaches the 50 percent level, which is expected to occur in 2006. Thereafter, the company would expect dividend growth to at least match the growth rate in earnings per share. All future dividend decisions, Hecht noted, are subject to the board of directors’ quarterly dividend declarations based on the company’s financial position and other relevant considerations at the time.

Effective Oct. 1, 2005, PPL raised the annualized dividend rate on its common stock by 8.7 percent to $1.00 per share. The company’s forecast of 2006 earnings from ongoing operations remains $2.15 to $2.25 per share.

Hecht identified a number of visible growth elements through 2010:

•
Annual increases in the supply prices under the Pennsylvania Public Utility Commission-approved contract, expiring at the end of 2009, between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.

•	Increased electricity delivery volumes in Pennsylvania and internationally, reflecting growth in customer demand.
•	The opportunity to improve margins from wholesale electricity sales as certain long-term contracts expire over the next several years.
•	Incremental capacity increases of about 255 megawatts at several existing generating facilities.

PPL’s long-term forecast assumes the sale of electricity based on forward wholesale price levels at mid-2005 for the periods involved and that no new assets are added to the company’s portfolio.

In addition to increased environmental capital expenditures, Hecht also identified a number of challenges for PPL’s growth outlook through 2010, including increased fuel and operations and maintenance cost pressures, and the expiration of synfuel tax credits after 2007, along with the potential phase-out of such credits before that time due to higher oil prices.

Hecht also mentioned the following factors, not currently in PPL’s long-term earnings forecast, that have the potential to benefit future earnings: higher capacity prices, higher equivalent availability at PPL’s power plants, and higher wholesale electricity prices.

PPL Corporation, headquartered in Allentown, Pa., controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share, with prior periods adjusted for the effects of PPL’s 2-for-1 common stock split completed in August 2005.)

PPL invites interested parties to listen to the live Internet webcast of management’s teleconference with financial analysts about third-quarter 2005 financial results at 9 a.m. (EST) on Tuesday, Nov. 1. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 719-955-1564.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Sept. 30, 2005	Dec. 31, 2004 (a)
Assets
Cash	$235	$616
Other current assets	2,458	1,688
Investments	496	472
Property, plant and equipment
Electric plant	17,880	18,010
Gas and oil plant	342	336
Other property	286	285
	18,508	18,631
Less: accumulated depreciation	7,628	7,482
	10,880	11,149
Recoverable transition costs	1,234	1,431
Goodwill and other intangibles	1,471	1,463
Regulatory and other assets	989	942
Total assets	$17,763	$17,761

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$910	$908
Other current liabilities	2,164	1,387
Long-term debt (less current portion)	5,968	6,881
Deferred income taxes and investment tax credits	2,376	2,426
Other noncurrent liabilities	1,933	1,813
Minority interest	56	56
Preferred stock	51	51
Earnings reinvested	2,092	1,870
Other common equity	3,603	3,530
Accumulated other comprehensive loss	(552)	(323)
Treasury stock	(838)	(838)
Total liabilities and equity	$17,763	$17,761

(a)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,		12 Months Ended Sept. 30,

	2005 (a)	2004 (b)	2005 (a)	2004 (a)(b)	2005 (a)	2004 (a)(b)
Operating Revenues
Utility	$1,068	$923	$3,234	$2,916	$4,218	$3,848
Unregulated retail electric	25	27	73	87	100	120
Wholesale energy marketing	358	363	899	927	1,196	1,135
Net energy trading margins	20	6	35	18	39	19
Energy-related businesses	172	135	480	383	632	507
	1,643	1,454	4,721	4,331	6,185	5,629
Operating Expenses
Fuel and purchased power	505	409	1,429	1,267	1,843	1,576
Other operation and maintenance	331	288	1,026	920	1,343	1,230
Amortization of recoverable transition costs	71	64	199	192	263	259
Depreciation	107	103	315	300	420	392
Taxes, other than income	73	67	214	186	277	253
Energy-related businesses	170	140	486	409	643	525
	1,257	1,071	3,669	3,274	4,789	4,235

Operating Income	386	383	1,052	1,057	1,396	1,394
Other Income - net	5	18	23	45	17	60
Interest Expense	127	128	387	382	518	503

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Stock	264	273	688	720	895	951
Income Taxes	65	74	137	179	162	150
Minority Interest	1	2	5	6	7	8
Dividends on Preferred Stock	1	1	2	2	2	2

Income from Continuing Operations	197	196	544	533	724	791
Loss from Discontinued Operations (net of
income taxes)	0	0	51	12	54	34

Income Before Cumulative Effect of a
Change in Accounting Principle	197	196	493	521	670	757
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	0	0	0	0	(28)

Net Income	$197	$196	$493	$521	$670	$729

Earnings per share of common stock - basic (c)
Ongoing earnings	$0.57	$0.52	$1.57	$1.40	$2.04	$1.89
Unusual items	(0.05)	0	(0.27)	0.02	(0.27)	0.12
Net Income	$0.52	$0.52	$1.30	$1.42	$1.77	$2.01

Earnings per share of common stock - diluted (c)
Ongoing earnings	$0.56	$0.52	$1.56	$1.40	$2.02	$1.88
Unusual items	(0.05)	0	(0.27)	0.02	(0.27)	0.12
Net Income	$0.51	$0.52	$1.29	$1.42	$1.75	$2.00

Average shares outstanding (thousands) (c)
Basic	379,660	377,172	378,955	365,778	378,584	362,987
Diluted	385,509	378,657	383,349	367,053	382,454	364,231

(a)
Earnings in the 2005 and 2004 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	Per share data and shares outstanding for prior periods have been adjusted to reflect the August 2005 two-for-one stock split.

Key Indicators

Financial

	12 Months Ended Sept. 30, 2005	12 Months Ended Sept. 30, 2004

Dividends declared per share (d)	$0.9150	$0.8075
Book value per share (a)(d)	$11.33	$11.02
Market price per share (a)(d)	$32.33	$23.59
Dividend yield (a)	2.8%	3.4%
Dividend payout ratio (b)	52%	40%
Dividend payout ratio - earnings from ongoing operations (b)(c)	45%	43%
Price/earnings ratio (a)(b)	18.5	11.8
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	16.0	12.5
Return on average common equity	15.63%	20.33%
Return on average common equity - earnings from ongoing operations (c)	17.91%	19.42%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.
(d)	Prior period ratios have been adjusted to reflect the August 2005 two-for-one stock split.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2005

3rd Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$131	$49	$36	$216	$0.34	$0.13	$0.09	$0.56
Unusual Items
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(19)			(19)	(0.05)			(0.05)
Reported earnings	$112	$49	$36	$197	$0.29	$0.13	$0.09	$0.51

Year to date Sept. 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$313	$132	$152	$597	$0.82	$0.34	$0.40	$1.56
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(75)	(29)		(104)	(0.20)	(0.07)		(0.27)
Reported earnings	$238	$103	$152	$493	$0.62	$0.27	$0.40	$1.29

12 Months Ended Sept. 30, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$420	$157	$197	$774	$1.10	$0.41	$0.51	$2.02
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05)	(19)			(19)	(0.05)			(0.05)
Total unusual items	(75)	(29)		(104)	(0.20)	(0.07)		(0.27)
Reported earnings	$345	$128	$197	$670	$0.90	$0.34	$0.51	$1.75

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2004

3rd Quarter 2004	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$145	$13	$38	$196	$0.39	$0.03	$0.10	$0.52
Unusual Items
Total unusual items
Reported earnings	$145	$13	$38	$196	$0.39	$0.03	$0.10	$0.52

Year to date Sept. 30, 2004	(millions of dollars)				(per share)

	Supply	PA Delivery	Int' Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$320	$55	$138	$513	0.88	$0.15	$0.37	$1.40
Unusual Items
Impairment of investment in technology supplier (Q2, ’04)	(6)			(6)	(0.02)			(0.02)
Sale of CGE (Q1, ’04)			(7)	(7)			(0.02)	(0.02)
Sale of CEMAR (Q2, '04)			23	23			0.06	0.06
Discontinued operations (Q2, '04)			(2)	(2)
Total unusual items	(6)		14	8	(0.02)		0.04	0.02
Reported earnings	$314	$55	$152	$521	$0.86	$0.15	$0.41	$1.42

12 Months Ended Sept. 30, 2004	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$448	$62	$177	$687	$1.23	$0.17	$0.48	$1.88
Unusual Items
Consolidation of variable interest entities (Q4, ’03)	(27)			(27)	(0.07)			(0.07)
Impairment of investment in technology supplier (Q2, '04)	(6)			(6)	(0.02)			(0.02)
Sale of CGE (Q1, '04)			(7)	(7)			(0.02)	(0.02)
Sale of CEMAR (Q2, ’04)			23	23			0.06	0.06
CEMAR-related tax benefit (Q4, '03)			81	81			0.23	0.23
Discontinued operations (Q4, '03; Q2, '04)			(22)	(22)			(0.06)	(0.06)
Total unusual items	(33)		75	42	(0.09)		0.21	0.12
Reported earnings	$415	$62	$252	$729	$1.14	$0.17	$0.69	$2.00

Operating - Domestic & International Electricity Sales

(millions of kwh)
	3 Months Ended Sept. 30,				9 Months Ended Sept. 30,				12 Months Ended Sept. 30,

	2005	2004	Percent Change		2005	2004	Percent Change		2005	2004	Percent Change
Domestic retail
Delivered (a)(b)	9,685	9,016	7.4%		28,391	27,321	3.9%		36,974	35,749	3.4%
Supplied (b)	10,223	9,478	7.9%		29,938	28,689	4.4%		38,991	37,515	3.9%

International delivered
United Kingdom	6,507	6,426	1.3%		21,666	21,700	(0.2%	)	28,813	28,746	0.2%
Latin America	1,038	972	6.8%		3,196	2,984	7.1%		4,211	3,952	6.6%

Domestic wholesale
East	6,282	6,972	(9.9%	)	15,862	18,662	(15.0%	)	22,239	24,810	(10.4%	)
West
NorthWestern Energy	836	839	(0.4%	)	2,491	2,501	(0.4%	)	3,331	3,342	(0.3%	)
Other Montana	2,041	1,785	14.3%		5,909	5,722	3.3%		7,934	7,949	(0.2%	)
PPL EnergyPlus	480	584	(17.8%	)	936	1,064	(12.0%	)	1,138	1,311	(13.2%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by adding to cash flow from operations the proceeds from the sale of assets and deducting the following: capital expenditures (net of disposals, but adjusted to include lease financing) and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel tax credits and our synthetic fuel operations; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of 2005’s hurricanes on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.